EXHIBIT (a)(1)(vii)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SERIES B SHARES INCLUDING SERIES B SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

OF

BANCO SANTANDER MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO

AT

Ps.24.52 PER SERIES B SHARE

AND

THE U.S. DOLLAR EQUIVALENT OF Ps.122.6 PER AMERICAN DEPOSITARY SHARE

BY

BANCO SANTANDER, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 8, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

February 7, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Securities Intermediaries:

We have been engaged by Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain (“Purchaser”) to act as Information Agent (the “Information Agent”) in connection with the U.S. offer to purchase (the “U.S. Offer”) all the issued and outstanding (i) Series B shares (the “Series B Shares”) of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México (the “Company”) and (ii) American Depositary Shares (each of which represents five Series B Shares) of the Company (the “ADSs,” and together with the Series B Shares, the “Shares”), in each case other than any Series B Shares or ADSs owned directly or indirectly by Purchaser, for Ps.24.52 in cash per Series B Share, or the U.S. dollar equivalent of Ps.122.6 (based on the U.S.$/Ps. exchange rate on the Expiration Date (as defined in the U.S. Offer to Purchase) as published in the Mexican Federal Official Gazette (Diario Oficial de la Federación) by the Mexican Central Bank (Banco de México)) in cash per ADS (the “U.S. Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in the U.S. Offer to Purchase and the related materials, including the acceptance for Series B Shares (the “Acceptance for Series B Shares”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “U.S. Offer.” All capitalized terms not otherwise defined herein are defined in the U.S. Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please furnish copies of the following enclosed materials to those of your clients or custodian for whose accounts you hold Series B Shares in your name or in the name of your securities intermediary:

1.	the U.S. Offer to Purchase, dated as of February 7, 2023;

2.	a printed form of letter to clients for whose accounts you hold Series B Shares registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3.	the Acceptance for Series B Shares, for information purposes, which you shall cause the applicable participant in S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores (“Indeval”) to deliver to Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander México (“Casa de Bolsa Santander”); and

4.	the withdrawal letter for Series B Shares, for information purposes, which you shall cause the applicable participant in Indeval to deliver to Casa de Bolsa Santander, if applicable.

Your attention is directed to the following:

1.	The U.S. Offer commenced on February 7, 2023 and will expire at 5:00 p.m., New York City time, on March 8, 2023, unless extended.

2.	The U.S. Offer is subject to the satisfaction or waiver of the conditions described in “The U.S. Offer―Section 11. Conditions to the U.S. Offer” of the U.S. Offer to Purchase.

3.	Purchaser will not pay any brokerage fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of ADSs or Series B Shares pursuant to the U.S. Offer except as set forth under “The U.S. Offer—Section 14. Fees and Expenses” of the U.S. Offer to Purchase. Brokers, dealers, commercial banks, trust companies and other securities intermediaries will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

4.	If required by U.S. federal income tax laws or Mexican tax laws, the custodian (or Mexican subcustodian) generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of Series B Shares pursuant to the U.S. Offer.

5.	If a client instructs you to tender Series B Shares on its behalf, you must effect that tender through the applicable participant in Indeval (which may be a securities intermediary or Mexican subcustodian) through which you or your clients hold Series B Shares. The applicable participant in Indeval shall complete, sign and submit an acceptance for Series B Shares in Mexico (the “Acceptance for Series B Shares”) to Casa de Bolsa Santander and transfer, free of payment through the Indeval system in Mexico, the applicable Series B Shares to Casa de Bolsa Santander.

A valid tender of Series B Shares will be deemed to have been received only if the two conditions below are met:

a.	Casa de Bolsa Santander receives a confirmation of a book-entry transfer before the Expiration Time on the Expiration Date of the Series B Shares into its Indeval account; and

b.	the Indeval participant through which such Series B Shares were tendered delivers before the Expiration Time on the Expiration Date a duly completed and executed Acceptance for Series B Shares to Casa de Bolsa Santander.

6.	Under no circumstances will interest be paid on the U.S. Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Series B Shares.

7.	As of the date of the U.S. Offer to Purchase, the Company’s board of directors has not made anyrecommendation to its shareholders in connection with the U.S. Offer.

8.	Any Series B Shares being tendered must be delivered in accordance with the procedures described in the U.S. Offer to Purchase on or before the Expiration Time on the Expiration Date.

9.	Following the Offers, Purchaser intends to (i) deregister the Series B Shares from the Mexican National Securities Registry (Registro Nacional de Valores), maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), and delist the Series B Shares from the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), and (ii) remove the ADSs from listing on the New York Stock Exchange and, if at any time after completion of the U.S. Offer the Series B Shares are held of record by fewer than 300 persons, remove the Shares from registration under Sections 12(g) and 15(d) of the Securities Exchange Act of 1934, as amended.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU, THE INFORMATION AGENT, CASA DE BOLSA SANTANDER OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

U.S. holders should not (i) deliver any Acceptances for Series B Shares or other documentation to Casa de Bolsa Santander (ii) contact Casa de Bolsa Santander or (iii) send any Acceptance for Series B Shares to the Tender Agent.

References herein to Casa de Bolsa Santander are solely to Casa de Bolsa Santander acting in its capacity as intermediary and settlement agent in connection with tenders by U.S. holders of Series B Shares and not in any other capacity. Casa de Bolsa Santander is not registered as a broker or dealer in the United States and will not be engaging in direct or indirect communications relating to the U.S. Offer. The receipt by Casa de Bolsa Santander of an Acceptance for Series B Shares from Indeval participants in Mexico and any other references to Casa de Bolsa Santander shall not be construed as any such form of communication and shall not imply that Casa de Bolsa Santander is carrying out any activity in connection with the U.S. Offer, either as an agent of Purchaser or otherwise.

THE ENCLOSED ACCEPTANCE FOR SERIES B SHARES AND THE WITHDRAWAL LETTER ARE FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER/WITHDRAW SERIES B SHARES. IF A CLIENT INSTRUCTS YOU TO TENDER/WITHDRAW SERIES B SHARES IN THE U.S. OFFER, YOU MUST INSTRUCT THE APPLICABLE PARTICIPANT IN INDEVAL TO COMPLETE, SIGN AND SUBMIT AN ACCEPTANCE FOR SERIES B SHARES/WITHDRAWAL LETTER IN MEXICO TO CASA DE BOLSA SANTANDER.

Questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the Acceptance for Series B Shares and any other documents may be directed to the Information Agent at its address and telephone number set forth below.

Morrow Sodali LLC

509 Madison Avenue

New York, NY 10022

or

Call Toll-Free (800) 662-5200
Email: opasantander@investor.morrowsodali.com

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